Exhibit 23.2

Consent Of Geological Consultant

I hereby consent to the inclusion and reference of my report dated February 2005, entitled "Geological Summary Report for the CB 1 Claim” in the Registration Statement on Form SB-2 filed by Shepard Inc. with the United States Securities and Exchange Commission.  I confirm that I have reviewed Shepard Inc.’s summary of my geological report in its registration statement and concur will its contents.  I also consent to the inclusion of my name as an expert in Shepard Inc.’s registration statement and the filing of this consent as an exhibit to its registration statement.

DATED:  March 22, 2005

/s/ William G. Timmins

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William G. Timmins

Professional Engineer